EXHIBIT 99.1

Overture Fourth Quarter Revenue To Exceed Initial Forecast

Income In Line With Forecast, Excluding One-Time Charge From Contract Dispute With
Former Affiliate -

PASADENA, Calif. (January 13, 2003) —Overture Services, Inc. (Nasdaq: OVER), the world’s leading provider of Pay-For-Performance search to Web sites across the Internet, today updated its financial forecast for the quarter ended December 31, 2002. The company said it will report its complete financial and business results for the fourth quarter on February 6 after the close of market.

Overture announced that its fourth quarter revenue will be nearly $200 million, surpassing the company’s original forecast of $190 million, primarily as a result of increased traffic and click-through volume from the company’s largest partners. Within this forecast, average price per introduction is expected to be in line with previous estimates of $0.35 to $0.36.

The company said that operating income and net income for the fourth quarter of 2002 are in line with its previous forecast, excluding a one-time fourth quarter charge of approximately $8.7 million related to an unfavorable award in an arbitration relating to a contract dispute with a former affiliate, Internet Fuel. Overture will record the loss contingency in its fourth quarter results. Overture terminated its contract with Internet Fuel in April 2001 due to advertiser complaints about traffic quality. The company disagrees with the arbitrator’s ruling and is exploring all legal recourse.

The company said that traffic acquisition costs are expected to be within one percentage point of the company’s previous forecast, to approximately 62 percent of revenue. The increase in traffic acquisition costs resulted from a greater mix of traffic from the company’s largest partners, as well as ongoing international expansion.

The company will hold its regularly scheduled conference call to discuss its fourth quarter financial and business results on February 6 at 2 p.m. Pacific / 5 p.m. Eastern. The call will be broadcast live on the Internet at www.companyboardroom.com and on the company’s website at www.overture.com. Please go to the site 15 minutes prior to the start of the call to download any necessary software. If you are unable to participate in the live call, a replay will be available in the Investor Relations section of Overture’s Web site at www.overture.com.

About Overture

Overture (Nasdaq:OVER) is the world leader in Pay-For-Performance search on the Internet. The company created the market for Pay-For-Performance search by redefining how businesses market online. In the third quarter 2002, Overture facilitated 500 million paid introductions on a worldwide basis between consumers and its approximately 73,000 advertisers, who bid for placement on relevant search results and pay Overture only when a consumer clicks on their listing. Following a rigorous screening for user relevance by Overture’s editorial team, the company distributes its search results to tens of thousands of Web sites across the Internet, including MSN, Lycos and Yahoo! — making it the largest Pay-For-Performance search and advertising network on the Internet. Overture is based in Pasadena, California, with offices in New York and San Francisco, and subsidiary offices in the UK, Germany, Ireland, France, Japan and Korea. For more information, visit www.overture.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward looking statements may include without limitation statements related to projected or forecasted financial results including Overture’s future revenue, average price per paid introduction, operating and net income and statements regarding the Overture’s pursuit of legal recourse regarding the Internet Fuel litigation. Forward-looking statements herein include those using the following terms “expects,” “on track,” “plans,” and “progress.” These statements are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially. These risks, uncertainties and assumptions include, among others: the risk that Overture’s key performance metrics, including overall traffic and use of Overture services, number of paid clicks, average price per introduction, might not continue to increase at historical rates or might decline or might be different from forecasts; the risk that Overture may not experience benefits through agreements with its affiliates or that affiliates may not continue or renew their agreements with Overture; possible fluctuations in the demand for Overture’s services; possible fluctuations in economic conditions affecting the markets for Overture’s services; Overture’s ability to compete with existing or new competitors; possible future price cutting or other actions by Overture’s competitors; the risk that Overture may not be successful in efforts to challenge the Internet Fuel award and the risk that Overture may not experience benefits from international expansion or that the costs of international expansion might be higher than anticipated. For a discussion of other risks that could cause actual results or events to differ materially from such forward looking statements, see the discussion of “Risks That Could Affect Our Financial Condition and Results of Operations” in Overture’s 10-Q filing with the SEC for the period ended September 30, 2002. Overture undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.